                                                                EXHIBIT 10.(xv)

March 25, 1996

Dr. David Weissberg, et al
29 Blair Drive
Huntington, NY 11743

Dear David:

         As per our conversation of March 22, 1996 summarizing our stock transaction, I reiterate and state our agreement as follows:

         1) That the bulk of the money, after having been deposited in our normal account, will be put in a (currently active) separate bank account for the specific use of mining the property. Our contractor is Harrison-Western of Colorado.

         2) That the Nevada Manhattan Mining Series "A" Preferred Shares being issued, as per the Certificate of Determination which defines the shares, are immediately convertible at the shareholder's discretion to Nevada Manhattan Mining Common Shares at a ratio of 10 shares of Common Stock for 1 share of Preferred Stock. Subject to the customary underwriter's approval, these underlying Common Shares will be included in our forthcoming Registration Statement (SB-2). It is understood that Nevada Manhattan Mining will instruct the underwriter to register these shares and that the underwriter's consent will not be unreasonably withheld.

         3) That mining operations on the Manhattan Property are reasonably slated to begin in the next sixty (60) days.

         4) That, based on all current information we have at our disposal, and knowing we have no direct control over the mill, we feel it is reasonable for the mill to begin operations within the next sixty (60) days and be fully operational within one hundred and twenty (120) days.

We give your "investment group" the first right of refusal to purchase any additional shares under this Nevada Manhattan Mining Private Placement program the price of four (4) Preferred Shares per ten (10) dollar investment.



The shares will be distributed as per your instructions in the following manner:

                 INVESTMENT                NAME                              PREFERRED STOCK
         1.      $20,000                   Richard Fleischer                 6,000 Shares
                                           (Automotive Mgt.  Group)

         2.      $5,000                    Rosemarie Monticelli              1,500 Shares

         3.      $10,000                   Lou Saslow                        3,000 Shares

         4.      $25,000                   Richard Radoccia                  7,500 Shares

         5.      $15,000                   Chris Olson                       5,000 Shares

         6.      $160,000                  David Weissberg          Total =  63,500 Shares
                                           To be issued as follows:
                                           Kelly Potter             500
                                           Kaitlin Potter           500
                                           Tom Potter               500
                                           Chris Potter             500
                                           Andrew Weissberg         1000
                                           William Weissberg        1000
                                           David Weissberg          59,500
                                                                    ------
                                           Sub-Total                63,500


                 ____________                                                ____________
                 $235,000                          TOTALS                    86,500





Sincerely,




C. D. Michaels
President